Exhibit 10.58

Execution Copy

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of October 2, 2014, is made and entered into by and between Rockwell Medical, Inc., a Michigan corporation (the “Company”), and Baxter Healthcare Corporation, a Delaware corporation (the “Purchaser”). The Company and the Purchaser are referred to from time to time in this Agreement individually as a “party” and, collectively, as the “parties.”

WHEREAS, the Company and the Purchaser are entering into a Distribution Agreement as of the date hereof (the “Distribution Agreement”);

WHEREAS, the Purchaser desires to purchase, and the Company desires to issue and sell, shares of the Company’s common stock, no par value per share (the “Common Stock”), at a price per share equal to the Purchase Price (as defined below) and a total purchase price of $15 million on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Purchaser agree as follows:

1.                                      Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1) the Purchaser shall purchase, and the Company shall sell and issue to the Purchaser, 1,316,944 shares of Common Stock (the “Shares”), for an aggregate purchase price equal to $15,000,000 (the “Aggregate Purchase Price”).

2.                                      The Closing.

2.1                               Closing.  The closing (the “Closing”) of the sale and purchase of the Shares under this Agreement will take place remotely via wire transfer and an electronic exchange of documents and signatures on the third NASDAQ Trading Day following the date hereof, or at such other time, date and place as are mutually agreeable to the Company and the Purchaser. The date of the Closing is hereinafter referred to as the “Closing Date.” References to “NASDAQ Trading Days” are to any day for which sales of Common Stock were reported by the NASDAQ Stock Market.

2.2                               Delivery of Shares; Payment of Aggregate Purchase Price. At the Closing, (a) the Company shall deliver or cause to be delivered the opinion referenced in Section 5.3, (b) the Purchaser shall deliver the Aggregate Purchase Price to the Company by wire transfer of immediately available funds to the account number furnished to the Purchaser by the Company at least one business day prior to the Closing Date, and (c) following receipt of the Aggregate Purchase Price, the Company shall, at its option, either (1) deliver to the Purchaser irrevocable instructions addressed to the Company’s transfer agent instructing it to issue a certificate registered in the name of the Purchaser representing the Shares, or (2) cause the

Shares to be issued for the Purchaser’s account pursuant to the procedures of the DWAC delivery system.

3.                                      Representations of the Company. Except (a) as disclosed in the Company SEC Documents (as defined in Section 3.8) filed prior to the date of this Agreement, to the extent that the applicable disclosure in the Company SEC Documents is such that its relevance to a representation or warranty contained in this Article 3 is reasonably apparent on the face of such disclosure, or (b) subject to Section 8.6(b), as disclosed in the corresponding section of the disclosure letter delivered by the Company to the Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and the Closing Date:

3.1                               Subsidiaries.  The Company’s only subsidiary is Rockwell Transportation, Inc. (the “Subsidiary”).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of the Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of the Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

3.2                               Incorporation.  Each of the Company and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or the character of the property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a material adverse effect on (a) the assets, business, properties, financial condition, prospects or results of operations of the Company and the Subsidiary taken as a whole, (b) the legality, validity or enforceability of this Agreement, or (c) the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “Material Adverse Effect”).  Neither the Company nor the Subsidiary is in violation or default under any of the provisions of its respective articles of incorporation or bylaws.

3.3                               Authorization; Enforcement. The Company has the requisite corporate power and authority and has taken all necessary corporate action to execute and deliver this Agreement and to carry out and perform its obligations hereunder, and no further consent or authorization of the Company, its board of directors or its shareholders is required. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by (a) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law. To the Company’s knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.4                               No Conflicts. The execution, delivery and performance of this Agreement and the Distribution Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Company’s Restated Articles of Incorporation or Bylaws, each as amended to date, (b) constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the property or assets of the Company or the Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which the Company or the Subsidiary is a party or by which the Company’s or the Subsidiary’s property or assets are bound, or (c) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected, except in the case of clauses (b) and (c) for such as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.5                               Governmental Approvals The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental agency in order for it to execute or deliver this Agreement or the Distribution Agreement or perform any of its obligations under this Agreement or the Distribution Agreement (other than the filing of Form D, a Form 8-K and a Form 10-Q with the SEC (as hereinafter defined), any notices, filings, consents and approvals which may be required to be made by the Company under applicable state securities laws, rules or regulations, and the filing of notice of issuance of the Shares with the NASDAQ Stock Market, prior to or subsequent to the Closing, and in the case of the Distribution Agreement, approvals and notices in connection with the construction of a new facility and to federal regulators (a) necessary to conduct the Company’s business in the ordinary course, or (b) that would be required in the operation of the Company’s business in the absence of the Distribution Agreement).

3.6                               Valid Issuance of Shares. The Shares are duly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement upon receipt of the consideration expressed in this Agreement, the Shares will be validly issued, fully paid, non-assessable and free and clear of all liens imposed by the Company other than restrictions imposed or created under this Agreement or by applicable federal securities law.  The Company has reserved from its duly authorized capital stock the number of Shares to be issued under this Agreement.

3.7                               Capitalization. The authorized capital stock of the Company is as set forth in the Company SEC Documents.  The Company has not issued any capital stock since its most recently filed periodic report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than pursuant to the exercise of employee stock options under the Company’s equity compensation plans and pursuant to the exercise of warrants to purchase Common Stock outstanding as of the date of the most recently filed periodic report under the Exchange Act.  No individual or entity (a “Person”) has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  Except as described in the Company SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or the Subsidiary is or may become bound to issue additional shares of Common Stock or rights to acquire Common Stock.  The issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Shares.  There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

3.8                               Financial Statements and SEC Filings. Since January 1, 2013, the Company has filed all required reports, schedules, forms, financial statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder applicable to such Company SEC Documents. At the time they were filed with the SEC, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not an issuer subject to Rule 144(i) under the Securities Act.  The consolidated financial statements of the Company included in the Company SEC Documents, as amended, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at their respective filing dates. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, as permitted by the SEC on Form 10-Q), and fairly present in all material respects the financial position of the Company and its consolidated Subsidiary as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.9                               Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the Company SEC Documents, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), except pursuant to existing Company equity compensation plans.  The Company does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiary or their respective businesses, prospects, properties, operations, assets or financial condition that is required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one NASDAQ Trading Day prior to the date that this representation is made.

3.10                        Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, its Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Distribution Agreement or (ii) would, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, there is no pending or contemplated investigation by the SEC involving the Company.  The SEC has not issued any currently pending stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.11                        Labor Relations.  No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect.  Except as disclosed in the Company SEC Documents, none of the Company’s or the Subsidiary’s employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor the Subsidiary is a party to a collective bargaining agreement, and the Company and the Subsidiary believe that their relationships with their employees are good.  To the knowledge of the Company, no executive officer of the Company or the Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or the Subsidiary to any liability with respect to any of the foregoing matters.

3.12                        Compliance.  Neither the Company nor the Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or its Subsidiary under), nor has the Company or the Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, employment and labor matters, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Foreign Corrupt Practices Act, except in each case as would not reasonably be expected to result in a Material Adverse Effect.

3.13                        Regulatory Permits.  The Company and the Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Company SEC Documents, except where the failure to possess such permits would not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.14                        Title to Assets.  The Company and the Subsidiary have good and marketable title to all real and personal property owned by them that is material to the business of the Company and the Subsidiary, in each case free and clear of all liens, charges, pledges, security interests and encumbrances (collectively, “Liens”), except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiary and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties.  To the Company’s knowledge, any real property and facilities held under lease by the Company and the Subsidiary are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiary are in compliance.

3.15                        Intellectual Property.  The Company and the Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights that are materially necessary to the conduct of their respective businesses as described in the Company SEC Documents (collectively, the “Intellectual Property Rights”).  Neither the Company nor the Subsidiary has received a written notice, nor has the Company or the Subsidiary received, to the knowledge of the Company, a non-written notice, that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, since January 1, 2013.  Neither the Company nor any Subsidiary has received, since January 1, 2013, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person.  All such Intellectual Property Rights are enforceable and, to the Company’s knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and the Subsidiary have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16                        Insurance.  The Company and the Subsidiary are insured against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiary are engaged.  Neither the Company nor the Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.17                        Transactions With Affiliates.  Except as set forth in the Company SEC Documents, none of the officers or directors of the Company or the Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as officers and directors) required to be disclosed pursuant to Item 404(a) of SEC Regulation S-K.

3.18                        Internal Accounting Controls; Disclosure Controls.  The Company maintains a system of internal accounting controls for the Company and the Subsidiary sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiary and designed such disclosure controls and procedures to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of the Company.

3.19                        Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Shares by the Company as contemplated hereby. The issuance and sale of the Shares hereunder do not contravene the applicable Marketplace rules of the NASDAQ Stock Market.

3.20                        Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an

“investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21                        Registration Rights.  No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary as a result of the issuance of the Shares.

3.22                        Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from the NASDAQ Stock Market to the effect that the Company is not in compliance with the applicable maintenance requirements. To the Company’s knowledge, the Company is in compliance with all such listing and maintenance requirements.

3.23                        Application of Takeover Protections.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Restated Articles of Incorporation or the laws of its state of incorporation that is or would become applicable to the Purchaser as a result of the Company’s issuance and the Purchaser’s ownership of the Shares.

3.24                        Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiary each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject to be made on or before the date hereof, or has a valid extension, and (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except for taxes for which adequate accruals or reserves have been established.

3.25                        Accountants.  To the knowledge and belief of the Company, the accounting firm that audited the Company’s financial statements included in the Company SEC Documents is a registered public accounting firm as required by the Exchange Act.

3.26                        Acknowledgment Regarding Purchaser’s Purchase of Securities.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated thereby.  The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

3.27                        Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Shares, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, in each case, in violation of Regulation M under the Exchange Act.

3.28                        Equity-Based Compensation Plans. Each stock option granted by the Company under the Company’s equity-based compensation plans was granted (i) in accordance with the terms of the plan pursuant to which the option purported to be granted and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date of grant as determined pursuant to such plan. No stock option granted under the Company’s stock option plan has been backdated.

3.29                        Office of Foreign Assets Control.  Neither the Company nor the Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or the Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.30                        Customers and Suppliers.  Since December 31, 2013, none of the 20 largest customers of the Company and the Subsidiary by revenue during 2013 (on a consolidated basis) has cancelled, terminated or materially and adversely modified, in each case in writing, or, to the knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify (including by materially decreasing the rate or amount of services or products obtained from the Company or the Subsidiary) its relationship with the Company or the Subsidiary.  Since December 31, 2013, none of the top 20 vendors or suppliers of the Company and the Subsidiary on the basis of amounts paid during 2013 by the Company and the Subsidiary (on a consolidated basis) for goods or services rendered has cancelled, terminated or materially and adversely modified, in each case in writing, or, to the knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify its relationship with the Company or the Subsidiary.

3.31                        Disclosure.  To the Company’s knowledge, the press releases disseminated by the Company during the twelve months immediately preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.32                        U.S. Real Property Holding Corporation.  The Company is not has not been within the past five years a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s reasonable request.

3.33                        Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.                                      Representations of the Purchaser. The Purchaser represents and warrants to the Company as of the date hereof and the Closing Date as follows:

4.1                               Incorporation.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or the character of the property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a material adverse effect on (a) the assets, business, properties, financial condition or results of operations of the Company and the Subsidiary taken as a whole, (b) the legality, validity or enforceability of this Agreement, or (c) the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “Purchaser Material Adverse Effect”).  The Purchaser is not in violation or default under any of the provisions of its charter or bylaws.

4.2                               Authorization; Enforcement. The Purchaser has the requisite corporate power and authority and has taken all necessary corporate action to execute and deliver this Agreement and to carry out and perform its obligations hereunder, and no further consent or authorization of the Purchaser, its board of directors or its shareholders is required. This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by (a) general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.  No proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.3                               No Conflicts. The execution, delivery and performance of this Agreement and the Distribution Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Purchaser’s Certificate of Incorporation or Bylaws, each as amended to date, (b) constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the property or assets of the Purchaser or its subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which the Purchaser or its subsidiaries is a party or by which the Purchaser’s or any of its subsidiaries’ property or assets are bound, or (c) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Purchaser or its subsidiaries or by which any property or asset of the Purchaser or its subsidiaries is bound or affected, except in the case of clauses (b) and (c) for such as would not, individually or in the aggregate, have or reasonably be expected to have a Purchaser Material Adverse Effect.

4.4                               Governmental Approvals The Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or governmental agency in order for it to execute or deliver this Agreement or the Distribution Agreement or perform any of its obligations under this Agreement or the Distribution Agreement.

4.5                               Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which adversely affects or challenges the legality, validity or enforceability of this Agreement or the Distribution Agreement.

4.6                               Ownership of the Company. Immediately following the Closing, the Purchaser, together with its Affiliates and the members of any “group” (within the meaning of Rule 13d-5(b) under the Exchange Act) in which the Purchaser or its Affiliates is a member, will not directly or indirectly “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), or have the right to acquire (including by virtue of beneficially owning securities exercisable for Common Stock) any voting securities of the Company other than the Shares.

4.7                               Purchase Entirely for Own Account. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and it has no present intention to sell, grant any participation in, or otherwise distribute any of the Shares. The Purchaser has no current agreement, arrangement, undertaking, obligation or commitment providing for the disposition of the Shares and has not been organized, reorganized or recapitalized specifically for the purpose of acquiring the Shares.

4.8                               Access to Information. The Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares.

4.9                               Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  Purchaser acknowledges that it has not received any legal or tax advice from the Company or any of its representatives with respect the transactions contemplated hereby. The Purchaser has consulted such legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Shares.

4.10                        No General Solicitation. The Purchaser is not buying the Shares as a result of any advertisement, article, notice, or other form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) regarding the Shares.

4.11                        Status of the Purchaser. The Purchaser is a corporation with total assets in excess of $5 million and an “accredited investor” as such term is defined in Rule 501(a)(3) under the Securities Act.  The Purchaser is not engaged in the business of a broker-dealer, is not a registered broker dealer under the Exchange Act and is not a member of the Financial Industry Regulatory Authority, Inc.  The Purchaser’s principal executive office and place of business is set forth in Section 8.5 of this Agreement.

4.12                        Shares Not Registered. The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

4.13                        No Transactions in Common Stock. The Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, at any time since the 30th day immediately prior to the date of this Agreement, engaged in any transactions in the securities of the Company (including any short sales as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (collectively, “Short Sales”)) or made any bids with any broker or dealer to purchase Common Stock.

4.14                        Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

5.                                      Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing and purchase the Shares is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the Closing:

5.1                               Accuracy of Representations and Warranties. Each representation and warranty of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).

5.2                               No Governmental Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any governmental entity and shall be pending.

5.3                               Opinion. The Purchaser shall have received the opinion of Dykema Gossett PLLC, dated as of the Closing Date, that subject to the assumptions, limitations and qualifications stated therein, that (a) upon delivery of the Common Stock upon payment in accordance with this Agreement, the Shares will be validly issued, fully paid and nonassessable, (b) the Company has duly authorized, executed and delivered this Agreement, and this Agreement constitutes its valid and binding obligations enforceable against it in accordance with their terms, (c) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement, including its issuance and sale of the Shares, do not and will not (i) violate the law of Michigan or United States federal law, (ii) result in a breach of, or constitute a default under, any of the agreements or instruments filed as an exhibit to the Company SEC Documents since January 1, 2014, or (iii) violate the Company’s articles of incorporation or bylaws and (d) the issuance and sale of the Shares are not subject to any preemptive rights under Michigan law or the Company’s articles of incorporation or bylaws.

6.                                      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing and to issue and sell the Shares are subject to fulfillment of the following conditions on or before the Closing:

6.1                               Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).

6.2                               No Governmental Proceedings. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any governmental entity and shall be pending.

6.3                               Receipt of Wire Transfer. The Company shall have received from the Purchaser the wire transfer contemplated in Section 2.2.

7.                                      Limitations on Transfer and Trading.

7.1                               Restricted Shares.

(a)                                 “Restricted Shares” means (i) the Shares and (ii) any other shares of capital stock of the Company issued in respect of such Shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares upon any sale pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or another exemption available under the Securities Act.  In no event may the Restricted Shares be sold or transferred unless either (A) they first shall have been registered under the Securities Act or (B) the Company shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b)                                 Notwithstanding any other provision herein to the contrary, (1) the Purchaser shall not sell, transfer, assign, donate, pledge or otherwise dispose of the Restricted Shares until the date which is one year after the date hereof, and (2) the Purchaser shall not at any time, directly or indirectly, sell, transfer or otherwise dispose of any Restricted Shares when Purchaser is in possession of material non-public information about the Company.

(c)                                  Any certificate representing Restricted Shares shall bear a legend substantially in the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Securities Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.  Such shares are also subject to a restriction on transfer contained in an Investment Agreement, dated as of October 2, 2014.  A copy of the Investment Agreement is available at the Company’s principal executive offices.

(d)                                 The Purchaser acknowledges and agrees that the Company, in its discretion, may also cause stop transfer orders to be placed with its transfer agent with respect to the Restricted Shares in order to facilitate the transfer restrictions referred to in this Section 7.1. The Company shall remove the legend from the certificates representing any Restricted Shares at the request of the holder thereof at such time as they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

(e)                                  The Purchaser shall not engage, directly or indirectly, in any Short Sales with respect to the Common Stock of the Company for a period of three years from the date of this Agreement.

7.2                               Standstill Agreement.

(a)                                 Except as specifically permitted or required by this Agreement, the Purchaser will not, directly or indirectly, without the prior approval of the Board of Directors of the Company (the “Company Board”),

(i)                                     acquire any shares of Common Stock by any means whatsoever such that the number of shares of Common Stock beneficially owned (as defined in SEC Regulation 13D-G) by the Purchaser at any time exceeds 4.9% of the number of shares of Common Stock outstanding as reflected in the Company’s then most recent periodic filing with the SEC under the Exchange Act;

(ii)                                  engage, or become a participant, in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) or consents to vote any shares of Common Stock;

(iii)                               grant a proxy or otherwise transfer the right to vote any shares of Common Stock, other than to the Company’s designee(s) pursuant to a proxy solicitation conducted by or on behalf of the Company Board;

(iv)                              act or seek to control the management, the Company Board or policies of the Company by seeking to call a shareholders meeting, proposing or nominating any Person for election to the Company’s Board, submitting a proposal for action at a shareholders meeting or by consent of the shareholders in lieu of a meeting, publicly proposing a merger, statutory share exchange or other business combination or extraordinary corporate transaction, or otherwise; provided, that this clause (iv) shall not be construed to prohibit the Purchaser from proposing a merger, statutory share exchange or other business combination or extraordinary corporate transaction (including a transaction involving all or a portion of the assets of the Company’s concentrates business) to the Company Board or management, provided that such proposal is not publicly disclosed by Purchaser without the Company’s consent;

(v)                                 publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or

(vi)                              advise, assist or encourage any other Persons in connection with any of the foregoing or to do any of the foregoing.

(b)                                 The obligations of the Purchaser under Section 7.2(a) shall terminate in the event (i) any bona fide third party tender or exchange offer is publicly announced and commenced by any Person other than the Purchaser or an Affiliate of the Purchaser for at least 50% of the outstanding shares of Common Stock that is conditioned upon the offeror receiving tenders for at least 50% of the outstanding shares of Common Stock, or (ii) the Company enters into any agreement to merge or enter into a statutory share exchange with any Person other than the Purchaser or an Affiliate of the Purchaser following the closing of which the Common Stock would cease to be registered under the Exchange Act. All of the provisions of Section 7.2(a) shall be reinstated and shall apply in full force according to their terms in the event that: (A) if the provisions of Section 7.2(a) shall have terminated as the result of clause (i), and such tender or exchange offer (as originally made or as amended or modified) shall have terminated without acquisition by the Offeror of at least 50% of the outstanding shares of Common Stock; or (B) if the provisions of Section 7.2(a) shall have terminated as a result of clause (ii), such merger or share exchange agreement shall have been terminated prior to its closing. Upon reinstatement of the provisions of Section 7.2(a), the provisions of this Section 7.2(b) shall continue to govern in the event that any of the events described in this Section 7.2(b) shall subsequently occur.

(c)                                  Except as otherwise provided in Section 7.2(b), the covenants in this Section 7.2 shall remain in effect until the earlier of (i) the expiration or termination of the Distribution Agreement, or (ii) one year following the receipt of notice from Purchaser that neither it nor any of its Affiliates own, beneficially or of record, the Shares.

7.3                               Indemnification.

(a)                                 The Company shall indemnify, defend and hold harmless the Purchaser and its officers, directors, employees and agents from and against and in respect of, and shall compensate and reimburse the foregoing persons for, all losses, deficiencies, damages, expenses, liabilities, claims, assessments and judgments (regardless of whether or not such losses, deficiencies, damages, expenses, liabilities, claims, assessments and judgments involve or relate to a third party claim, and shall include consequential damages, diminution in value and reasonable costs and attorneys’ fees and other expenses arising out of any claim, or the defense or investigation thereof, made with respect to any of the foregoing) (collectively, the “Indemnifiable Expenses”) incurred or suffered by the Purchaser and its officers, directors, employees or agents arising out of, based upon or resulting from any breach by the Company of any of the Company’s representations or warranties set forth in Section 3 of this Agreement.

(b)                                 The Purchaser shall indemnify and hold harmless the Company and its officers, directors, employees and agents from and against and in respect of any Indemnifiable Expenses incurred or suffered by the Company or its officers, directors, employees and agents arising out of, based upon or resulting from any breach by the Purchaser of the Purchaser’s representations or warranties set forth in Section 4 of this Agreement.

(c)                                  Notwithstanding any other provision in this Agreement to the contrary, neither party shall in any event be liable on account of any indemnification obligation set forth in this Section 7.3 for any punitive damages, and such damages shall not constitute Indemnifiable Expenses, except to the extent such damages are awarded to a third party in connection with a third party claim made against any person or entity entitled to indemnification under this Section 7.3.

(d)                                 The representations and warranties contained in Sections 3 and 4 of this Agreement shall survive the Closing for 24 months, except for the representations and warranties in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 3.19, 3.23, 3.26, 4.1, 4.2, 4.7, 4.8, 4.9, 4.10 and 4.11, which shall survive until the relevant statute of limitations has run.

(e)                                  Indemnification pursuant to this Section 7.2 shall not preclude any party from exercising any other remedies they may have under this Agreement, applicable law or otherwise. If the Shares have been issued, in no event shall either party’s liability under this Agreement, applicable law or otherwise exceed the Aggregate Purchase Price.

8.                                      Miscellaneous.

8.1                               Successors and Assigns. No party may assign this Agreement or any rights or obligations hereunder without prior written consent from the other party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and permitted assigns.

8.2                               Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.3                               Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party shall be entitled to specific performance of the agreements and obligations of the other party hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

8.4                               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan (without reference to the conflicts of law provisions thereof).

8.5                               Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (a) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company:

Rockwell Medical, Inc.

30142 Wixom Road

Wixom, MI 48393

Attention:  Thomas Klema

Email:  tklema@rockwellmed.com

with a copy (which will not constitute notice) to:

Dykema Gossett PLLC

39577 Woodward Ave., Suite 300

Bloomfield Hills, MI 48304

Attention:  Mark A. Metz

Email: mmetz@dykema.com

If to the Purchaser:

Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attention:  General Counsel

Telecopy:  224.948.2000

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Attention:  Jonathan Zimmerman

Email:  Jon.Zimmerman@FaegreBD.com

or in each case at such other address or addresses as may have been furnished in writing to the other party.  Either party may give any notice, request, consent or other communication under this Agreement using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the other party. Either party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 8.5.

8.6                               Interpretation.

(a)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)                                 Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter if it is reasonably apparent that such disclosure relates to any such other Section.  The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)                                  The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to articles and sections are to the articles and, sections of this Agreement, unless otherwise specified and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”  When used in reference to the Company, the term “material” shall be measured against the Company and the Subsidiary, taken as a whole.  References to “business day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday other than a federal holiday on which United States federal government offices are closed.  References to the Company’s knowledge shall mean the actual knowledge of the Company’s officers as defined in SEC Rule 16a-1(f) under the Exchange Act.

8.7                               Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

8.8                               Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), but only with the written consent of the Company and the Purchaser.

8.9                               Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. The delivery of a signature page of this Agreement by one party to the other party via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

8.10                        Legal Fees and Expenses. Each of the parties to this Agreement will bear its own legal fees and other expenses with respect to the transaction contemplated by this Agreement.

Executed as of the date first written above.

ROCKWELL MEDICAL, INC.

By:	/s/ Robert L. Chioini
Name: Robert L. Chioini
Its: Chief Executive Officer

BAXTER HEALTHCARE CORPORATION

By:	/s/ Robert J. Hombach
Name: Robert J. Hombach
Its: CVP, Chief Financial Officer

Investment Agreement

Company Disclosure Schedule

Section 3.4

Loan and Security Agreement, dated as of June 14, 2013, among Rockwell Medical, Inc., Rockwell Transportation, Inc. and Hercules Technology III, L.P. (note, however, that the Company has received written confirmation from Hercules Technology III, L.P. that the transactions may proceed without violation of the Loan and Security Agreement and that no waiver is necessary)

First Amended and Restated Products Purchase Agreement dated May 8, 2013, by and between Rockwell Medical, Inc. and DaVita Healthcare Partners, Inc.

University of Mississippi Pricing Agreement (consent to assignment required)

University of Iowa Memorandum of Agreement, dated June 5. 2013, as amended May 2, 2014 (consent to assignment required)

Section 3.9

The Company is currently contemplating a $60 - $80 million underwritten public offering that would likely occur early in the fourth quarter of 2014.

The Company has been informed that the FDA has scheduled an “advisory committee” meeting for November 6 in connection with its approval process for Triferic.